December 12, 2000


Dear Donald Rutishauser:

This letter is to confirm the decision to close the Bradley site and also to confirm the terms and conditions upon which USHG, Inc. (the "Company") is prepared to continue your employment.

The Company wishes to relocate you to Waco, Texas and maintain your current title and responsibilities at an annual salary of $125,000.00 per year prior to November 1, 2001. If this is not acceptable to you then the following is applicable:

By counter-signing this letter (the "Agreement"), you hereby agree to the following:

1. At all times during your employment with the Company, you will give your best efforts and skills to the business and interests of the Company, do your utmost in performing your duties to further enhance and develop the interests and welfare of the Company and devote all of your business time, attention and energy to the Company. You will be subject to, observe and carry out such rules, regulations, policies, directions and restrictions, as the Company shall from time to time establish.

2. The Company shall pay you your current salary ($125,000.00) to the extent applicable consistent with the policies of the Company (subject to withholding and other applicable employment taxes and all other customary deductions), as long as you satisfactorily comply with the terms and conditions of your employment hereunder. During such time, you will also be entitled to participate in any employee medical benefit plans sponsored or maintained by the Company. If the company sells substantially all of the assets or equity in any of its subsidiaries (except Ampro or Weed Wizard), the Company will pay you a one-time bonus of $25,000 at the Termination Date, as defined in paragraph 4.

3. Nothing contained herein shall be construed to alter the fact that you are an "at will" employee of the Company, meaning that you may be terminated by the Company at any time for any reason or for no reason at all.

4. For purposes of this Agreement the term "Termination Date" shall mean the date two weeks after the filing of U.S. Home & Gardens' 10-K for the fiscal year ending June 30, 2001. Unless (i) you are terminated "for cause" prior to the Termination Date or (ii) you fail to comply with the terms and conditions of this Agreement, the Company will pay to you upon termination of your employment an amount equal to $150,000.00 (the "Severance Payment"). This Severance Payment will be subject to normal and customary deductions for withholding and other employment taxes. You shall be entitled to the Severance Payment in the event that the Company terminates you without "cause" prior to the Termination Date. For purposes hereof, "for cause" shall mean your failure to perform the

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     duties of your employment consistent with the Company's policies existing as of October 25, 2000. Notwithstanding anything to the contrary contained herein, the Company shall be under no obligation to pay the Severance Payment in the event that you voluntarily terminate your employment at any time prior to the Termination Date or that you fail to give your best efforts as provided in Paragraph 1 hereof or otherwise fail to satisfy your obligations under this agreement.

5. In consideration of your continued employment by the Company and your eligibility to receive payment of the Severance Payment at the termination of your employment, as herein provided, which consideration constitutes additional payment to which you are not otherwise entitled, you hereby also agree:

     a. To release and discharge the Company, Ampro Industries, Inc., Easy Gardener, Inc., U.S. Home & Garden, Inc., their respective affiliates, successors, assigns, employees, past and present, officers, directors and agents (collectively, the "Companies") from and against any and all claims, actions, demands, contracts and causes of action which you (or your heirs, successors and assigns) now or may have had against the Companies, including, but not limited to, any claims arising out of or relating to your employment and termination by the company, any claim for wrongful termination, breach of contract, and any claims under any federal, state or local law dealing with discrimination based upon race, sex, age, national origin, religion or disability (including any claim under Title VII of the Civil Rights Act, the Age discrimination in employment Act, the Americans with Disabilities Act;

     b. Not to file or institute any civil actions, complaints, or any other proceeding against the Companies before any court, administrative agency or any other forum based upon or arising out of any claims that you have against the Companies, except for the purpose of seeking enforcement of the terms of this Agreement.

     c. To keep the terms of this Agreement confidential and not to discuss its terms with anyone other than your attorney, your accountant and/or members of your immediate family; this includes keeping confidential your knowledge of the site closure until it is publicly announced; and

     d. Not to disparage or negatively comment to any third party about the companies or any of their products.

6. In the event that you breach any of the terms of this Agreement, you will forfeit all of the benefits and payments provided herein; provided, however, that the amount forfeited shall in no event exceed that amount of the Severance Payment. You further agree that the company has the right to recover, to the extent of the Severance Payment, any payments made to you pursuant to this agreement, together with its reasonable costs and expenses of recovery (including reasonably

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     attorneys' fees), in the event the Company commences any action which is successful to recover payments hereunder.

7. Should any one or more of the provisions of this Agreement be held invalid or unenforceable for any reason, the validity, legality and enforceability of any of the remaining provisions shall not be affected. If any one or more of the provisions herein is deemed to be unreasonable, such provisions shall be construed and be held enforceable to the maximum extent consistent with applicable law.

8. This agreement shall be governed in all respect, whether as to validity, construction, capacity, performance of otherwise by the laws of the State of Michigan pertaining to contracts wholly made and to be wholly performed in Michigan.

9. This Agreement may be revoked by you within the period of seven (7) days following its execution. The Agreement will not become effective or enforceable until the seven-day period has expired. The Company will not make any of the payments provided herein until the seven-day period has expired.

10. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT IN ITS ENTIRETY, UNDERSTAND ITS TERMS, AND ARE SIGNING IT VOLUNTARILY AND OF YOUR OWN FREE WILL. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND YOU HAVE HAD A PERIOD OF TWENTY-ONE (21) DAYS FROM THE DATE YOU RECEIVE THIS LETTER TO CONSIDER THIS AGREEMENT.

                                     * * * *

If the foregoing correctly sets forth our agreement, please sign both copies of this letter and return one to us. The copy is for your file.


                                         By: /s/ Robert Kassel
                                             ----------------------------
                                                 Robert Kassel
                                                 Chief Executive Officer


ACCEPTED AND AGREED TO THIS
15th DAY OF DECEMBER, 2000 BY:

                                             /s/ Donald A. Rutishauser
                                             ----------------------------
                                             Donald Rutishauser